NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

New York Stock Exchange LLC (the ?Exchange? or the ?NYSE?) hereby notifies the Securities and Exchange Commission (the ?Commission?) of its intention to remove the entire class of Class A
Common Stock (the 'Common Stock') of Playboy
Enterprises, Inc. (the ?Company?) from listing and registration on the Exchange at the opening of business on March 15, 2011, pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. Information supplied by the Company or taken from other sources believed by the Exchange to be reliable indicates that, as of March 4, 2011, the Company had fewer than 600,000 publicly-held shares of Common Stock as a result of a tender offer made by Icon Merger Sub, Inc., a wholly owned subsidiary of Icon Acquisition Holdings, L.P. The tender offer expired at 5:00 PM on March 3, 2011.

1. Section 802.01A of the Exchange?s Listed
Company Manual states, in part, that the Exchange would normally give consideration to suspending or removing from the list a security of a company when the ?number of publicly-held shares is less than 600,000.?

2. The Exchange, on March 4, 2011, determined that the Common Stock should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange.

3. Pursuant to the above authorization, a press release was issued on March 4, 2011, and an announcement was made immediately on the ?ticker? of the Exchange on March 4, 2011 of the suspension of trading in the Common Stock. Similar information was included on the Exchange?s website.

4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist the Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The
Company indicated it would not appeal the decision.